UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

XL GROUP PLC	XL COMPANY SWITZERLAND GMBH
(Exact Name of Registrant as Specified in Its Charter)	(Exact Name of Registrant as Specified in Its Charter)

IRELAND (Jurisdiction of Incorporation or Organization)	SWITZERLAND (Jurisdiction of Incorporation or Organization)

98-0665416 (I.R.S. Employer Identification no.)	98-0665417 (I.R.S. Employer Identification no.)

No. 1 Hatch Street Upper 4th Floor Dublin 2, Ireland (Address of Principal Executive Offices)	Mythenquai 10 P.O. Box 3032 8022 Zurich, Switzerland (Address of Principal Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
10.75% Equity Security Units	The New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: N/A.

Securities to be registered pursuant to Section 12(g) of the Act:

None.

(Title of class)

Item 1. Description of Registrant’s Securities to be Registered.

The description of the securities to be registered is herein incorporated by reference to the information set forth under the captions “Description of the Equity Security Units” and “Description of the Senior Notes” in the Prospectus Supplement dated July 29, 2008, and under the captions “Description of XL Capital Ordinary Share Purchase Contracts and Ordinary Share Purchase Units,” “Description of XL Capital Debt Securities” and “Description of XL Capital Ordinary Shares” in the accompanying Prospectus dated December 1, 2005, each as filed on July 31, 2008 with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, by XL Capital Ltd (“XL Capital”).

Under a scheme of arrangement effective on July 1, 2010, XL Capital (renamed XL Group Ltd.) is a direct, wholly owned subsidiary of XL Group plc (“Parent”). Under the same scheme of arrangement, XL Company Switzerland GmbH (the “Company”) is a direct, wholly owned subsidiary of XL Capital and is the successor issuer to XL Capital with respect to the securities to be registered herein. Any payments due on the securities by the Company are fully and unconditionally guaranteed by Parent.

Item 2. Exhibits.

Exhibit No.	Description
1.1

Underwriting Agreement, dated July 29, 2008, by and among XL Capital and Goldman, Sachs & Co., UBS Investment Bank and the other underwriters named on Schedule I thereto, as Underwriters, incorporated by reference to Exhibit 1.1 to the Current Report on Form 8-K, filed by XL Capital with the Commission on July 31, 2008.

4.1

Indenture, dated as of June 2, 2004, between XL Capital and The Bank of New York Mellon, as trustee, incorporated by reference to Exhibit 4.1 to XL Capital's Registration Statement on Form S-3 (No. 333-116245) filed on June 7, 2004.

4.2

Fifth Supplemental Indenture, dated August 5, 2008, to the Indenture, dated as of June 2, 2004, between XL Capital and The Bank of New York Mellon, as trustee, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by XL Capital with the Commission on August 5, 2008.

4.3

Sixth Supplemental Indenture, dated June 30, 2010, to the Indenture, dated as of June 2, 2004, between Parent, XL Capital and The Bank of New York Mellon, as trustee, incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K, filed by Parent (and Registrant hereunder) with the Commission on July 1, 2010.

4.4

Purchase Contract Agreement, dated August 5, 2008, between XL Capital and The Bank of New York Mellon, as Purchase Contract Agent, incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K, filed by XL Capital with the Commission on August 5, 2008.

4.5

First Supplement to the Purchase Contract Agreement, dated June 30, 2010, by and among Parent, XL Capital, the Company, and The Bank of New York Mellon, as Purchase Contract Agent, incorporated by reference to Exhibit 4.1 to the Current Report on Form 8-K, filed by Parent (and Registrant hereunder) with the Commission on July 1, 2010.

4.6

Pledge Agreement, dated August 5, 2008, by and among XL Capital and The Bank of New York Mellon, as Collateral Agent, Custodial Agent and Securities Intermediary, and The Bank of New York Mellon, as Purchase Contract Agent, incorporated by reference to Exhibit 4.3 to the Current Report on Form 8-K, filed by XL Capital with the Commission on August 5, 2008.

4.7

First Amendment to the Pledge Agreement, dated June 30, 2010, by and among XL Capital, the Company, and The Bank of New York Mellon, as Collateral Agent, Custodial Agent and Securities Intermediary, and The Bank of New York Mellon, as Purchase Contract Agent, incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K, filed by Parent (and Registrant hereunder) with the Commission on July 1, 2010.

4.8	Form of Normal Units Certificate (included in Exhibit 4.4 hereto).
4.9	Form of Stripped Units Certificate (included in Exhibit 4.4 hereto).
4.10	Form of Senior Note (included in Exhibit 4.2 hereto).
4.11

Specimen Share Certificate (evidencing the ordinary shares of Parent), incorporated by reference to Exhibit 4.5 to the Current Report on Form 8-K, filed by Parent (and Registrant hereunder) with the Commission on July 1, 2010.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated:  July 1, 2010

XL GROUP PLC (Registrant)

By:	/s/ Kirstin R. Gould
	Name:	Kirstin R. Gould
	Title:	General Counsel and Secretary

XL COMPANY SWITZERLAND GMBH (Registrant)

By:	/s/ Bruno Länzlinger
	Name:	Bruno Länzlinger
	Title:	Chairman of the Managing Board

XL COMPANY SWITZERLAND GMBH (Registrant)

By:	/s/ Martine Favarger
	Name:	Martine Favarger
	Title:	General Counsel

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